UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Minerals Technologies Inc.
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Explanatory Note

On April 30, 2025, Minerals Technologies Inc. (“MTI”) submitted to Glass Lewis a Report Feedback Statement (“RFS”) regarding Glass Lewis’s proxy paper with respect to MTI’s 2025 Annual Meeting of Shareholders.  The RFS is reproduced in its entirety below.

April 30, 2025

Dear Shareholders:

We appreciate the opportunity to respond directly to the Glass Lewis proxy paper published on April 22, 2025, regarding the 2025 Annual Meeting of Shareholders of Minerals Technologies Inc. (“MTI”) scheduled for May 14, 2025.
In its proxy paper, Glass Lewis recommends that MTI shareholders vote against the advisory vote to approve executive compensation (“say-on-pay”). We disagree with Glass Lewis’ recommendation for the reasons outlined below and believe that the information in this letter, along with our definitive proxy statement filed with the US Securities and Exchange Commission on April 2, 2025 (the “Proxy Statement”), will be helpful to you as you cast your vote.

1)	Glass Lewis lists “Disconnect between pay and performance” as a negative program feature.

We believe Glass Lewis’s analysis is flawed.  Glass Lewis’s pay-for-performance model on page 7 of its proxy paper does not reflect the strong performance of MTI.

•
MTI outperformed its peer group in four of the five metrics that comprise Glass Lewis’s performance measure. In fact, by the measures set forth in Glass Lewis’s proxy paper, MTI’s TSR growth was more than double that of its peer group and MTI’s EPS growth was approximately four times that of the peer group. Yet, Glass Lewis finds that MTI’s performance was only slightly above the median of the peer group. It is unclear how Glass Lewis can make this finding given the significant outperformance by MTI on the majority of Glass Lewis’s performance metrics.

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The Compensation Analysis on page 9 of Glass Lewis’s proxy paper, which compares the Compensation Actually Paid to MTI’s CEO, Mr. Dietrich, to MTI’s TSR performance, shows that CEO compensation and TSR performance are well aligned. Indeed, while MTI’s CEO Compensation Actually Paid was below the 50th percentile of MTI’s peers, the TSR performance was in the 56th percentile over the prior 1 year, the 44th percentile over the prior 3 years, and the 69th percentile over the prior 5 years.

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2024 was an outstanding year for MTI, marked by record operating income and earnings per share, excluding special items, and significantly expanded margins. We also delivered strong free cash flow, improved our balance sheet strength, and continued to execute on our balanced approach to capital deployment by increasing the quarterly dividend to shareholders and initiating a new share repurchase program. We extensively detail our 2024 operational and financial performance on pages 36-41 of our Proxy Statement.

2)	Glass Lewis lists “Shareholder disapproval” as an “Area of Focus”.

We extensively engaged with our shareholders following last year’s annual meeting, and received positive feedback regarding our executive compensation program.  In fact, no shareholder that we engaged with identified any specific changes to our executive compensation program that they would like to see.

•
In 2024, we continued to extensively engage with our shareholders with respect to our compensation and corporate governance practices. As noted on page 6 of our Proxy Statement, in 2024 we contacted shareholders that we believe held approximately 87% of our outstanding shares, and engaged with shareholders that we believe held approximately 67% of our outstanding shares, including shareholders who voted against our say-on-pay proposal last year. We disclosed the key themes of feedback we received on page 7 of our Proxy Statement. None of the feedback we received after our annual meeting last year was directed toward additional changes to our compensation program. In fact, on the whole, the shareholders with whom we spoke were positive about our compensation program. We believe that this positive reaction results from the numerous changes we made to our compensation program over the prior few years in response to shareholder feedback, which are detailed on page 8 of our Proxy Statement. For this reason, we did not believe any additional changes to our compensation program were needed following last year’s annual meeting.

MTI remains committed to compensation that drives performance and aligns with investors’ interests. The Compensation Discussion and Analysis beginning on page 35 of our Proxy Statement explains in detail MTI’s pay-for-performance compensation program. We believe that the metrics and targets at the core of the MTI compensation program have successfully correlated with the company’s near- and long-term financial and operating success.
For these reasons, we recommend shareholders vote FOR Item 3 - the advisory vote to approve executive compensation.

*      *      *
We also would like to ensure that our shareholders are aware that, as noted on page 2 of the proxy paper and upon receipt of MTI’s proposed response letter, Glass Lewis has republished its proxy paper to address two issues with its initial analysis. To the extent that shareholders may have reviewed Glass Lewis’s initial proxy paper but not had the opportunity to review the republished paper, we would highlight:
•
Glass Lewis corrected the description of director Frank Feder’s status relative to MTI’s retirement age policy. In accordance with the Board’s policy, Mr. Feder submitted his resignation to the Board upon reaching his 72nd birthday during 2023, after his renomination to the Board for an additional 3-year term. The Board determined not to accept his resignation at such time, believing that his continuing service is valuable to MTI and requested he serve out his term. He was reelected to the Board that year for a term that expires in 2026.

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Glass Lewis also corrected its say-on-pay analysis to remove what it termed an “erroneous concern regarding the Company’s excessive focus on short-term performance”. For 2024, 71% of Mr. Dietrich’s compensation was long-term compensation, and 59% of the 2024 compensation of our other named executive officers was long-term compensation, as we disclose on page 43 of our Proxy Statement. We believe this provided an appropriately long-term incentive to our executives.

As noted on page 2 of Glass Lewis’s proxy paper, MTI initiated an engagement meeting with Glass Lewis in 2024 to better understand Glass Lewis’s recommendations with respect to our executive compensation program and other disclosures. As a result of this engagement, we added compensation-related disclosures to our 2025 Proxy Statement. We look forward to continuing our engagement with Glass Lewis in the coming year to further understand its concerns.
We invite our shareholders to review our Proxy Statement and welcome engagement with our shareholders at any time. Please contact me at lydia.kopylova@mineralstech.com if you have any questions.
Sincerely,

/s/ Lydia Kopylova
Lydia Kopylova
Vice President – Investor Relations
Minerals Technologies Inc.